Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-116511, 333-134686, 333-91486 and 333-134685) of Boston Private Financial Holdings, Inc. of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan as of December 31, 2007 and 2006 the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007 which report appears in the December 31, 2007 Annual Report on Form 11-K of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan.

Boston, Massachusetts

June 26, 2008